Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Yuma Delaware Merger Subsidiary, Inc. to be filed on or about August 4 , 2016 (the “Registration Statement”) of (a) our reserves reports, dated effective December 31, 2015, and (b) all references to our firm, including under the headings “Experts”, “The Companies”, “The Merger”, “Information About Yuma”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Yuma”, Information About Davis”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Davis”,  in the proxy statement/prospectus included in such Registration Statement, and the information contained in our reserves reports in such proxy statement/prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas
August 4, 2016

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